Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations:	Media Relations:
Jeffrey Goldberger / Yemi Rose	Constantine Theodoropulos
KCSA Strategic Communications	Basepair Communications
212-896-1249 / 212-896-1233	617-292-7319
jgoldberger@kcsa.com / yrose@kcsa.com	Constantine@basepaircomm.com

Rexahn Signs Letter of Intent to Receive up to $8.55 Million for Serdaxin™ Studies

New funding to support testing and trials of drugs for anxiety and depression

Rockville, Md., April 14, 2009 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN), a leader in development of innovative therapeutics for life-threatening and life-debilitating diseases, today announced that it has signed a Letter of Intent (“LOI”) with the Health Policy and Research Foundation (“HPRF”) of California to receive up to $8.55 million to conduct further clinical development of Serdaxin™, its novel therapeutic for anxiety, depression and aggression.  The financing will underwrite the completion of Serdaxin’s subsequent trials required to bring the treatment through regulatory approval and then to patients.

Serdaxin, currently in Phase IIa clinical trials, is a dual enhancer of serotonin and dopamine neurotransmitters via non-reuptake mechanisms, with a well-established and excellent human safety profile. Patient enrollment in the current trials will continue throughout 2009, with preliminary results expected in early 2010.

The funding for the development of Serdaxin comes from HPRF of California, and is subject to the execution of a definitive agreement between the two organizations. Both parties expect an agreement to be reached within the next 60 days.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. For more information please visit www.rexahn.com

Safe Harbor
This press release contains forward-looking statements. Rexahn's actual results may differ materially from anticipated results, and expectations expressed in these forward-looking statements, as a result of certain risks and uncertainties, including Rexahn's lack of profitability, and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn's development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn's product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn's claims; demand for and market acceptance of Rexahn's drug candidates; Rexahn's reliance on third party researchers and manufacturers to develop its product candidates; Rexahn's ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. Rexahn assumes no obligation to update these forward-looking statements.